PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") made by and between HYZON MOTORS INC., a Delaware corporation with an address of 475 Quaker Meeting House Road, Honeoye Falls, New York 14472 ("Seller"), and FULCRUM HOLDINGS LLC, a New York limited liability company with an address of 103 Cole Road, Pittsford, New York 14534 (the "Buyer") (Buyer and Seller may hereinafter each be referred to individually as a "Party" and collectively as the "Parties"). The "Effective Date" of this Agreement shall be the latest date indicated on the signature page below.

WITNESSETH:

Seller desires to sell and Buyer desires to buy that certain parcel of real property located at 475 Quaker Meeting House Road, Village of Honeoye Falls, Monroe County, New York (Tax Acct No.: 229.05-1-2), which parcel is more particularly described on Exhibit A, together with all buildings, improvements, and fixtures located thereon (collectively, the "Property"), inclusive of the following:

All fixtures and property attached or appurtenant to the Premises, including all heating, plumbing, air conditioning and electrical systems and inclusive of the list set out in Schedule 4;

If presently on the Premises: all mailboxes, and gas or other fuel operated equipment owned by Seller;

All of Seller's rights in and to streets, highways, alleys, driveways, easements and rights-of-way, and any riparian rights.

The Parties, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:

1. Sale of Premises. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Premises (as hereinafter defined). The Premises shall include, but not be limited to, all of the right, title, and interest of Seller in and to the following: (i) the Property; (ii) the items of personal property owned by Seller and set forth in Schedule 1 attached hereto and made a part hereof (the "Personal Property"); (iii) all easements, privileges, or rights-of-way over, contiguous, or adjoining the Property, and all other rights belonging to and accruing to the benefit of the Property or the fee owner thereof; and (iv) the warranties and insurance relating solely to the Property attached hereto as Schedule 2, to the extent such warranties are transferable, and Seller agrees to cooperate and work with Buyer, at no cost to Seller, in connection with any request to transfer any warranties and insurance to Buyer.

a. Excluded Items. Notwithstanding the foregoing or anything to the contrary contained herein, the following shall be specifically excluded from the sale of the Premises:

i. The shipping container currently located at the Premises (the "Shipping Container"), which Shipping Container will be removed from the Premises by Seller prior to Closing and the electric servicing thereto shall be capped at the building and any damage to the Premises or the grounds shall be repaired or restored at the Seller's sole cost and expense;

ii. All furniture located at the Premises ("Furniture"), unless otherwise subsequently agreed to by the Parties. With respect thereto, in the event that Seller desires to include any Furniture in the purchase, Seller and Buyer agree that: (i) they will use good faith efforts to reach a mutual agreement on the

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purchase price for the Furniture ("Furniture Price") prior to the expiration of the Review Period, and (ii) the Purchase Price and Personal Property Allocation (as hereinafter defined) will increase by Furniture Price, Seller agrees to provide a list and pictures of the Furniture within twenty (20) days after the Effective Date;

iii. All cranes currently located at the Premises (the "Cranes"), which Cranes will be removed from the Premises by Seller prior to Closing and all damage to the Premises will be restored by Seller and its sole cost and expense; and

iv. All racking currently at the Premises ("Racking"). With respect thereto, in the event that Seller desires to include the Racking in the purchase, Seller and Buyer agree that: (i) they will use good faith efforts to reach a mutual agreement on the purchase price for the Racking ("Racking Price") prior to the expiration of the Review Period, and (ii) the Purchase Price and Personal Property Allocation (as hereinafter defined) will increase by Racking Price. Seller agrees to provide pictures of the Racking within twenty (20) days after the Effective Date.

2. Purchase Price.

a. Buyer shall pay Seller as the price for the Premises THREE MILLION ONE HUNDRED TWENTY-FIVE THOUSAND AND 00/100 U.S. DOLLARS ($3,125,000.00) (the "Purchase Price") to be paid as follows:

i. Within five (5) business days of the Effective Date, Buyer shall deposit the sum of NINETY-THREE THOUSAND SEVEN HUNDRED FIFTY AND 00/100 U.S. DOLLARS ($93,750.00) (the "Initial Deposit") with McConville Considine Cooman & Morin, P.C. ("Escrow Agent"). Buyer and Seller acknowledge and agree that the Initial Deposit shall be held in an interest-bearing account and disbursed pursuant to the terms of the escrow agreement attached hereto as Exhibit B (the "Escrow Agreement").

ii. Within five (5) days of the expiration of the Due Diligence Period (as hereinafter defined), Buyer shall also deposit with Escrow Agent the sum of NINETY-THREE THOUSAND SEVEN HUNDRED FIFTY AND 00/100 U.S. DOLLARS ($93,750.00) (the "Second Deposit"). The Second Deposit shall be held and disbursed pursuant to the terms of the Escrow Agreement. Except as otherwise expressly set forth in this Agreement, the Initial Deposit and Second Deposit (collectively, the "Deposit") shall be non-refundable.

iii. At Closing, Buyer shall pay the balance of the Purchase Price by wire transfer payable to the order of Seller (the "Closing Payment").

b. Buyer and Seller acknowledge and agree that the Purchase Price shall be allocated to the Building, fixtures, and Property. In the event the Buyer separately purchases any of the Furniture, Racking, or any other items of personal property owned by Seller not listed in Schedule 1 herein, the agreed price shall be paid at closing with the Buyer paying any applicable sales tax.

3. As Is Sale.

a. The consummation of this transaction shall constitute Buyer's acknowledgment that it has independently, and by professionals selected by it, inspected, examined, and investigated the Premises and all matters relating to the Premises and has made and entered into this Agreement based upon such

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inspection and investigation and its own, and its professionals', examination of the condition of the Premises and all matters relating to the Premises.

b. Buyer represents to Seller that Buyer is experienced in and knowledgeable about the ownership, management, leasing, and purchase of commercial real estate properties, and that it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Premises, their condition, value, and potential. Buyer agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Buyer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants.

c. Neither Seller, nor any agent, other representative, or broker, has made, makes, or has authorized anyone to make, any warranty or representation as to any written materials delivered to Buyer, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith (including, without limitation, the Americans with Disabilities Act), income generated by, or any other matter or thing affecting or relating to the Premises or any matter or thing pertaining to this Agreement. Buyer expressly acknowledges that no such warranty or representation has been made and that Buyer is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Agreement. Buyer shall accept the Premises **"AS IS, WHERE IS AND WITH ALL FAULTS, LIABILITIES AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN"** and in their condition on the date of Closing subject only to the express provisions of this Agreement, use, wear, tear, deterioration, casualty, condemnation, alterations, modifications, and additions not prohibited hereby.

d. Neither Seller, nor any agent, other representative or broker, has made, makes, or has authorized anyone to make, any representation or warranty as to whether the Premises contains asbestos, radon, or any other Hazardous Materials (as hereinafter defined), or pertaining to the extent, location, or nature of same, if any.

e. Buyer waives and releases Seller and its partners, members, directors, officers, employees, agents, and Seller's and its partners', members', directors', officers', employees' and agents' affiliates (collectively, "Seller Released Parties"), from any past, present, or future claims arising from or relating to, the presence or alleged presence, discharge, disposal, migration, release or escape of asbestos, radon or any other Hazardous Materials in, on or under the Premises, including without limitation any claims under or on account of: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder; (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, contamination of building materials, soil, soil vapor, or groundwater; (iii) the common law in any manner relates to, contamination of building materials, soil, soil vapor, or groundwater; or (iv) any occurrence or claim in any manner that relates to contamination of building materials, soil, soil vapor, or groundwater whether or not covered under any Environmental Insurance Policy (collectively, "Claims"), and agrees not to make any Claims or otherwise bring any cost recovery action or other action against the Seller Released Parties, based on the Claims. The term "Hazardous Materials" includes, without limit, any flammable, explosive or radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials (including petroleum and its fractions, including commonly used additives therein, petroleum, petroleum products and by-products, even if such petroleum, petroleum products and by-products, even if any of the foregoing is not considered to be hazardous or toxic by statute or regulation), as may be defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended

(49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state, or local environmental law, ordinance, rule or regulation (collectively, "Environmental Laws"). The provisions of Section 3(e) of this Agreement shall survive the Closing and the transfer of title to the Premises without limit.

4. Title.

a. The Parties acknowledge and agree that Seller has previously furnished the following to Buyer, copies of which are also attached hereto as Schedule 3: (i) the existing fee policy for the Premises (the "Fee Policy"), (ii) the existing Phase II environmental report for the Premises, (iii) the existing instrument survey of the Premises (the "Survey"), and (iv) documents related to Monroe County Industrial Development Agency's existing PILOT Agreement and leaseback at the Premises ("COMIDA Documents"). Seller also agrees to furnish to Buyer's attorney, at Seller's expense, within five (5) business days after the Effective Date, the following: (i) a redated abstract of title at its sole cost and expense ("Abstract"), and (ii) for the last twelve (12) months, any property maintenance records, service/supply/maintenance contracts, operating statements and cash flow statements for the Premises in Seller's possession. With respect to the Survey, the Parties acknowledge and agree that any updates of the Survey, including, but not limited to recertification thereof, or any new survey (any such new or updated survey, an "Updated Survey") shall be the sole responsibility and expense of Buyer.

b. Buyer shall, at Buyer's expense, obtain and furnish a current title commitment for the Premises (the "Title Commitment") from a title insurance company (the "Title Company"), insuring Buyer's fee interest in the Premises within ten (10) days of Seller's furnishing of the Abstract. Provided Seller has furnished the Abstract within fifteen (15) days of the Effective Date, if Buyer has any objections to the condition of title to the Premises, then Buyer shall notify Seller in writing of such objections on or before the expiration of the Due Diligence Period (as hereinafter defined) ("Buyer's Notification of Title Objections"). If Buyer fails to deliver Buyer's Notification of Title Objections to Seller on or before the expiration of the Due Diligence Period, then all easements, liens, encumbrances, restrictions, covenants of record, and survey objections shall be deemed to be "Permitted Encumbrances". If Buyer delivers Buyer's Notification of Title Objections to Seller on or before the expiration of the Due Diligence Period, then within five (5) business days after Seller's receipt of Buyer's Notification of Title Objections, Seller shall respond to such objections by notifying Buyer in writing of those objections which Seller agrees to cure, or to cause the Title Company to commit to insure against loss or damage that may be occasioned by such objections, at or prior to Closing. If Seller fails to respond within said period, then Seller shall be deemed to have notified Buyer that it will not cure any of Buyer's objections at or prior to Closing. If Seller notifies Buyer that it cannot, may not, or will not cure any of Buyer's objections at or prior to Closing, then Buyer may, within three (3) business days after receipt of such notification (or deemed notification) either: (i) terminate this Agreement; or (ii) proceed to Closing and thereby waive such objections. If Buyer elects to terminate this Agreement within said three (3) business day period, Buyer shall give written notice of termination to Seller. Upon the giving of such notice, this Agreement shall terminate, Escrow Agent shall refund the Deposit to Buyer in its entirety, and all rights, obligations, and liabilities of the Parties shall be released and discharged (other than indemnification obligations and liabilities that survive termination as provided herein). If Buyer fails to terminate this Agreement within said three (3) business day period, then Buyer shall be deemed to have waived all such objections and all easements, liens, encumbrances, restrictions, covenants of record, and survey objections shall be deemed to be Permitted Encumbrances, and except as otherwise expressly set forth in this Agreement, this Agreement shall remain in effect and the Deposit shall be nonrefundable. Notwithstanding the foregoing, prior to Closing, Buyer shall have the absolute right to raise any title objections solely from any state of facts that may arise following the expiration of the Due Diligence Period and prior to the Closing Date.

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Notwithstanding anything contained hereinabove to the contrary, Seller and Buyer hereby acknowledge and agree that the items listed at #2 through 4 in Schedule B (Exceptions From Coverage) of the Fee Policy shall be automatically deemed Permitted Encumbrances hereunder.

5. Closing.

a. The closing and the transfer of the possession of the Premises (the "Closing") shall be conducted by escrow on or prior to April 30, 2024 (the "Closing Date"), or on such earlier or later date or place as Seller and Buyer may mutually agree in writing. Notwithstanding the foregoing, in the event Seller desires to close and transfer possession of the Premises following January 1, 2024 but prior to the Closing Date, Seller shall provide thirty (30) calendar days prior written notice of the same to Buyer and the Closing Date shall be updated to such date as is provided in said notice. Time is specifically of the essence as to the Closing Date, and Seller shall have no obligation to consummate this transaction and transfer the Premises to Buyer if Buyer fails to close on or before the Closing Date. All actions to be taken at Closing will be considered together, and no document or instrument delivered by a Party will be considered to have been delivered until such Party has delivered all items to be delivered by such Party.

b. At Closing, the Premises shall be delivered by Seller to Buyer in broom clean condition, with all Seller personal property not included in this sale removed, and if applicable, any damages referenced in Paragraph 1a. above to the property and building repaired and restored;

c. At Closing, Seller shall transfer and convey to Buyer marketable title to the Premises, free and clear of all liens, encumbrances, easements, leases (including or excluding (as applicable), at Buyer's option, the termination of the COMIDA lease and payment in full by Seller at or prior to Closing of all Recapture as disclosed in the PILOT Agreement), and restrictions, except:

i. Provisions of existing building and zoning laws;

ii. Such taxes for the then current year as are not due and payable on the date of the delivery of the Deed (as hereinafter defined);

iii. Any liens for municipal betterment assessed after the date of this Agreement;

iv. Easements, restrictions, and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of the Premises;

v. Permitted Encumbrances.

6. Representations and Warranties.

a. Seller represents and warrants to Buyer as of the Effective Date:

i. To the best of Seller's Knowledge (as hereinafter defined), neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance, or charge upon any of the properties or assets of Seller pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule, or regulation applicable to Seller or the Premises;

ii. Seller is not party to, nor has Seller received written notice of, any pending condemnation or eminent domain proceedings affecting the Premises;

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iii. Seller owns the Premises in fee simple absolute and has the full power to sell and convey the Premises in accordance with the terms and conditions of this Agreement; and

iv. Seller is not a Prohibited Person (as hereinafter defined). To Seller's Knowledge (as hereinafter defined), except for third party persons who hold direct or indirect ownership interests in Seller, none of Seller's affiliates or parent entities is a Prohibited Person. The Premises is not the property of or beneficially owned by a Prohibited Person. "Prohibited Person" means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "Executive Order"); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity.

b. Within fifteen (15) days of the Effective Date, Seller shall also deliver proof to Buyer by Secretary's Certificate that this Agreement (including all the terms thereof) and the sale of the Premises to Buyer have been approved by the Seller's Board of Directors.

c. Buyer and Seller each represent and warrant to the other that:

i. To the extent applicable, it is duly organized, validly existing, and in good standing under the laws of the local jurisdiction of its organization or incorporation, and is duly licensed and qualified to transact business in and in good standing as a foreign entity in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary;

ii. All necessary action has been taken by it to authorize the execution, delivery, and performance of this Agreement, and this Agreement is the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms;

iii. Neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound;

iv. Neither the entering into of this Agreement nor the consummation of the transaction contemplated by this Agreement will constitute a violation or breach by it of any judgment, order, writ, injunction, or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule, or regulation of any duly constituted governmental authority, court, or agency; and

v. There are no actions, suits, proceedings, or investigations that have a materially adverse effect on the transactions contemplated herein pending or, to its Knowledge, threatened against it before any duly constituted governmental authority, court or agency, in law or in equity, and no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its Knowledge, threatened against it, nor has it any intention of filing or commencing any such action or proceeding.

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d. The representations and warranties made by one Party in favor of another Party are made as of the Effective Date and shall be deemed to be remade as of the Closing Date and are a requirement of Closing. The representations and warranties made to the "Knowledge" of the Party shall be deemed to be made to the actual knowledge of the Party without the obligation of additional inquiry. Notwithstanding anything to the contrary in this Agreement, the representations and warranties of the Parties contained in Section 6 of this Agreement shall survive Closing for a period of one (1) year and shall not merge upon the transfer of title to the Premises.

7. Seller's Covenants. Seller hereby covenants and agrees as follows:

a. From the Effective Date until the Closing Date, Seller shall not take any of the following actions without the prior express written consent of Buyer, which consent Buyer shall not unreasonably withhold, delay, or condition: (i) make or permit to be made any material alterations to or upon the Premises; (ii) enter into any agreements or other undertakings with respect to the Premises or any part thereof that shall survive Closing except as required in the ordinary course of business; (iii) make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any utility or any other person or entity that would in any manner be binding upon Buyer or the Premises and survive Closing; (iv) remove or permit the removal from the Premises of any fixtures or any other item of Seller that is included in the purchase of the Premises, except as required in connection with any casualty event, repairs, or maintenance of the Premises; or (v) mortgage or voluntarily encumber the Premises or execute any easements, covenants, conditions, or restrictions with respect to the Premises or seek any zoning change or other governmental approval with respect to the Premises.

b. From the Effective Date until the Closing Date, Seller shall: (i) pay in a timely fashion no later than the due date all taxes and other public charges against the Premises; (ii) provide Buyer, within ten (10) business days of receipt, with copies of any notices Seller receives with respect to any special assessments or proposed increases or decreases in the valuation or assessment of the Premises; (iii) maintain the Premises in the same condition (including but not limited to environmental condition) as on the Effective Date, ordinary wear and tear excepted; and (iv) maintain in full force and effect any insurance relating to the Premises or any part thereof. In connection with item (iii) above, Buyer shall have the right to conduct a walkthrough of the Premises within forty-eight (48) hours before the time of Closing to ensure that said condition has been maintained and Seller agrees that all utilities shall be on at that time.

8. Closing Documents.

a. At Closing, Seller shall deliver or cause to be delivered to Buyer the following: (i) a counterpart of the closing statement duly executed by Seller; (ii) a bargain and sale deed, with lien covenant, to the Premises, duly executed by Seller and acknowledged and in proper form for recording with State transfer taxes paid by Seller (the "Deed"); (iii) all keys to all locks on the Premises in Seller's possession; (iv) a bill of sale for items of personal property, if applicable (the "Bill of Sale") in form set forth on Exhibit C attached hereto executed by Seller; (v) a certificate of non-foreign status as required under Section 1445 of the Internal Revenue Code duly executed by Seller; (vi) such additional evidence or affidavits as may be reasonably required by the Title Company regarding the status of title and the authority of the persons executing the various documents on behalf of Seller in connection with the transactions contemplated hereby.

b. At Closing, Buyer shall deliver or cause to be delivered to Seller the following: (i) a counterpart of the closing statement duly executed by Buyer; (ii) the Closing Payment and all other funds due and owing from Buyer to Seller, after all applicable credits, adjustments, and prorations called for under this Agreement; and (iii) any other documents, instruments, or agreements called for under this Agreement which have not previously been delivered or which are reasonably necessary to Close in form and substance reasonably acceptable to Seller.

c. Buyer and Seller shall each execute and deliver at Closing an appropriate TP-584 and RP-5217 of the New York State Department of Taxation and Finance.

9. Prorations and Expenses.

a. The following items in connection with the Premises shall be prorated as of 11:59 p.m. of the day immediately preceding the date of Closing: real estate taxes, other assessments and municipal charges computed on a fiscal year basis, fuel oil, propane, water, pure water, and sewer charges.

b. If the Closing Date shall occur before the current real property taxes, water rates and charges, and sewer taxes in connection with the Premises are finally fixed, the apportionments thereof made on the Closing Date shall be upon the basis of the tax or water or sewer rates in connection with the Premises for the preceding year applied to the latest assessed valuation and which, in each case, shall be reapportioned upon issuance of the actual bills for the periods in question. The terms contained in Section 9(b) of this Agreement shall survive the Closing and the transfer of title to the Premises for a period of three (3) months from the Closing.

c. Services for electricity, gas, water, refuse collection, and other utilities or services in Seller's name shall be read and/or made on the Closing Date, and such final bills shall be paid by Seller and all such utility and service charges shall be current at the time of Closing.

d. Seller shall pay for (i) any realty transfer tax due in connection with the transfer of the Premises to Buyer; (ii) any charges to remove liens and encumbrances on the Premises in accordance with or as otherwise required in connection with this Agreement (including but not limited to the cost to record applicable curative documents); and (iii) any cost to redate the Abstract through the Closing Date.

e. Buyer shall pay for: (i) the cost to record the Deed; (ii) the cost to prepare the Title Commitment and the premiums for fee and mortgagee (if applicable) title insurance policies (including all endorsements thereto) for the Premises; and (iii) the costs associated with any loans for Buyer's acquisition or financing of the Premises, including mortgage tax and recording fees; (iv) any applicable sales taxes, including but not limited to sales tax for the Personal Property; (v) the cost of any investigations, reports, and inspections incurred or performed by or on behalf of Buyer, and (vi) all other costs incurred by Buyer.

f. All other costs or expenses in connection with the transactions contemplated by this Agreement shall be apportioned in the manner customary with the local practice in the County of Monroe, State of New York.

10. Risk of Loss.

a. In the event of a taking by condemnation or eminent domain or the commencement of any such proceedings, with respect to all or any Material Portion (as hereinafter defined) of the Premises, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving written notice to Seller within fifteen (15) calendar days after Buyer receives written notice of such proceedings from Seller. Upon the giving of such written notice, this Agreement shall terminate, Escrow Agent shall refund the Deposit to Buyer in its entirety, and all rights, obligations, and liabilities of the Parties shall be released and discharged (other than indemnification obligations and liabilities that survive termination as provided herein). If Buyer does not so terminate this Agreement, this Agreement shall remain in full force and effect, the Purchase Price for the Premises shall be as set forth herein, and at the Closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such taking. Seller agrees to notify Buyer in writing of any condemnation or eminent domain proceedings within five (5) business days after Seller learns of such proceedings. Until Closing or the termination of this Agreement, any negotiation for, or agreement to, and all

contests of any offers and awards relating to eminent domain proceedings, shall be conducted with the joint approval and consent of the Seller and the Buyer. For the purpose of Section 10(a) of this Agreement, the term "Material Portion" shall mean a condemnation that concerns the lesser of: (i) THREE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS ($300,000.00) in value or (ii) at least fifteen percent (15%) of the acreage of the Premises.

b. The risk of loss or damage to any of the improvements or property on the Premises by fire or other casualty from the date hereof to and including the date of the Closing shall be on the Seller. In the event the loss is in excess of THREE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS ($300,000.00) or not covered by insurance (a "Terminable Casualty"), Buyer may elect to either terminate this Agreement or Buyer may purchase the Premises notwithstanding the loss or damage and Buyer shall accept an assignment of the proceeds of any insurance payable by reason of the loss or damage. If Buyer elects to terminate this Agreement due to the occurrence of a Terminable Casualty, Buyer shall give written notice of termination to Seller. Upon the giving of such notice, this Agreement shall terminate, Escrow Agent shall refund the Deposit with interest to Buyer in its entirety, and all rights, obligations, and liabilities of the Parties shall be released and discharged (other than indemnification obligations and liabilities that survive termination as provided herein). Seller represents that the improvements on the Premises are presently insured against fire losses, with extended coverage for their full replacement cost in accordance with valid insurance policies, and Seller agrees to maintain said insurance between the Effective Date and the Closing Date, and to transfer to the Buyer at the Closing the proceeds, to the extent actually received by Seller, of any insurance payable by reason of any loss or damage to said improvements during such period, or the right to receipt thereof, after deducting therefrom any expenses incurred by Seller in collection of such proceeds.

11. Default by Buyer or Seller.

a. Provided Seller is not in default of any provision of this Agreement and Seller is ready, willing, and able to Close, if there has been a material misrepresentation by Buyer under this Agreement or a material breach by Buyer of any of its warranties or covenants set forth in this Agreement, and Buyer shall fail to cure such material breach within ten (10) calendar days after Seller has provided written notice thereof to Buyer, the Parties agree that Seller's exclusive remedy shall be to terminate this Agreement upon written notice to Buyer, in which event Escrow Agent shall pay the Deposit with interest to Seller in its entirety as liquidated damages and not as a penalty, Buyer shall reimburse Seller for all of Seller's reasonable out-of-pocket third party expenses, and Seller shall release Buyer from all other obligations and additional liabilities under this Agreement (other than indemnification obligations and liabilities that survive termination as provided herein). Buyer and Seller hereby agree that it would be impossible to ascertain the damages accruing to Seller as a result of a default by Buyer as set forth in this Agreement, and Buyer and Seller agree that such liquidated damages and reimbursement of expenses are a reasonable estimate thereof.

b. Provided Buyer is not in default of any provision of this Agreement and Buyer is ready, willing, and able to Close, if there has been a material misrepresentation by Seller under this Agreement or a material breach by Seller of any of its warranties or covenants set forth in this Agreement, and Seller shall fail to cure such material breach within ten (10) calendar days after Buyer has provided written notice thereof to Seller, the Parties agree that Buyer's exclusive remedy shall be to terminate this Agreement upon written notice to Seller, in which event Escrow Agent shall refund the Deposit with interest to Buyer in its entirety, Seller shall reimburse Buyer for all of Buyer's reasonable out-of-pocket third party costs and expenses, which amount shall not exceed FIFTEEN THOUSAND AND 00/100 U.S. DOLLARS ($15,000.00), and Buyer shall release Seller from all other obligations and additional liabilities under this Agreement (other than indemnification obligations and liabilities that survive termination as provided herein).

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12. Notices. All notices, requests, and other communications under this Agreement shall be in writing and shall be delivered personally, or shall be sent by overnight mail or by certified mail return receipt request, to the address of each Party set forth herein with a copy, addressed as follows:

If intended for Seller, to be sent to:	HYZON MOTORS INC. 475 Quaker Meeting House Road Honeoye Falls, New York 14472 Attn: John Zavoli, General Counsel and Chief Legal Officer
With a copy to:	Underberg & Kessler LLP 300 Bausch & Lomb Place Rochester, New York 14604 Attn: Katherine H. Karl, Esq. and Andrew M. Washburn, Esq.
If intended for Buyer, to be sent to:	FULCRUM HOLDINGS LLC 103 Cole Road Pittsford, New York 14534
With a copy to:	McConville Considine Cooman & Morin, P.C. 300 Meridian Centre, Suite 110 Rochester, New York 14618 Attn: Lucien A. Morin, II, Esq.

or such other address of which Seller or Buyer shall have given notice as herein provided. Notices hereunder shall be sufficient if given by counsel to the Parties as set forth above. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof on the third day after mailing thereof, or on the date of actual receipt, whichever is earlier.

13. Brokerage. Buyer and Seller each represents and warrants to the other that they have not dealt with any broker or other intermediary to whom a fee or commission is payable in connection with or relating to the sale and purchase of the Premises, except that Seller is represented by Harry Gleason and Patrick Wahl of CBRE Upstate NY ("Seller Broker") and Buyer is represented by Alex Amorese and Michael Frame of CBRE Upstate NY (the "Buyer Broker"). Seller Broker and Buyer Broker shall be compensated at Closing by Seller pursuant to a separate written agreement. Buyer and Seller each agree to indemnify and hold the other harmless from any and all claims and expenses, including legal fees, if any fees or commission is determined to be due by reason of employment of any broker other than the Seller Broker or Buyer Broker (as applicable). The provisions of Section 13 of this Agreement shall survive the termination of this Agreement and the Closing and the transfer of title to the Premises without limit.

14. Due Diligence.

a. Following the Effective Date, Buyer intends to undertake a review and examination of the Premises, including but not limited to: (i) the physical condition, state of repair and environmental condition of the Premises; (ii) the historical and projected operating results for the Premises, including but not limited to balance sheets, financial statements and such economic feasibility and operational studies as shall be prepared for Buyer; (iii) the terms and conditions of all contracts, leases, agreements, warranties, and other rights relating to the condition, operation, maintenance or use of the Premises; (iv) all permits; (v) title to the Premises; (vi) confirming the Premises has all necessary beneficial easements, rights of way and utilities; (vii) any and all

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governmental approvals necessary for the intended use, occupancy and utilization of the Premises; (viii) the Personal Property; and (ix) such other matters relating to the Premises as Buyer deems appropriate in Buyer's sole and absolute discretion. Buyer shall have the right for any reason whatsoever or for no reason at all, in Buyer's sole and absolute discretion, to terminate this Agreement by written notice to Seller at any time prior to forty-five (45) days after the Effective Date (such period being herein referred to as the "Due Diligence Period"). If Buyer elects to terminate this Agreement during the Due Diligence Period, Buyer shall give written notice of termination to Seller. Upon the giving of such notice, this Agreement shall terminate, Escrow Agent shall refund the Deposit to Buyer in its entirety, and all rights, obligations, and liabilities of Seller and Buyer shall be released and discharged. If Buyer fails to terminate this Agreement during the Due Diligence Period, then, upon the expiration of the Due Diligence Period, this Contract shall remain in effect, and the Deposit shall be nonrefundable, but applicable against the Purchase Price. Notwithstanding the foregoing, in the event the Buyer has not received written reports from its environmental consultants as to the condition of the Premises within the Due Diligence Period, Buyer shall have the right to extend the Due Diligence Period for an additional fifteen (15) calendar days upon written notice to Seller prior to the expiration of the initial Due Diligence Period, provided that Buyer's right to terminate shall be expressly limited to reasons relating to the results of such written reports.

b. Throughout the Due Diligence Period and subject to the conditions of this Section 14, Buyer and its agents shall have the right to enter upon the Property, at their own expense and at their own risk, to inspect the Premises and conduct such due diligence investigations as Buyer deems necessary. In connection therewith, Seller agrees to provide reasonable access to all parts of the Premises and cooperate, at no expense to Seller, with such inspections and investigations in any way reasonably requested by Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller acknowledge and agree that any and all such inspections and investigations must be: (i) conducted on weekdays, upon a minimum twenty-four (24) hour notice and maximum seven (7) business day notice, by phone or email, during Seller's business hours (i.e. 9:00am – 4:00pm EST), subject to the written consent of Seller which shall not be unreasonably withheld, conditioned, or delayed. In connection therewith, Seller shall provide Buyer with a contact person with authority at the Premises including that individual's email and cell phone information. Buyer agrees to repair or reimburse Seller for any damages to the Property caused by any such inspections and investigations. Buyer agrees to indemnify and hold Seller harmless from and against any loss, liability, mechanics' lien, cost, damage, expense, claim or judgment incurred or suffered by Seller arising out of or related to such investigations of the Property by Buyer; provided, however, the indemnity shall not extend to (a) protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination) or (b) caused by the willful or grossly negligent act or omission of Seller, its agents, contractors or employees. Notwithstanding anything to the contrary in this Agreement, Buyer shall not conduct (or cause to be conducted) any physically intrusive investigation, boring, test, inspection, examination or study of the Premises or any portion thereof unless Buyer shall have obtained Seller's prior, written consent in each instance, which consent Seller may withhold in Seller's sole and absolute discretion. Before Buyer enters upon or causes or directs any agent to enter upon the Premises pursuant to Section 14 of this Agreement, Buyer shall deliver, or cause such agent to deliver, to Seller a certificate of insurance from an insurance carrier reasonably acceptable to Seller evidencing that Buyer or such agent is then maintaining commercial general liability insurance, on an occurrence basis, in amount of not less than $500,000.

15. Intentionally omitted.

16. Confidentiality. Buyer and Seller acknowledge that any and all information that either Party has heretofore furnished or hereafter furnishes to the other with respect to the Premises (only with respect to information heretofore or hereafter furnished by Seller to Buyer), the transactions contemplated by this Agreement or other non-public proprietary or confidential information of the Parties has been and will be furnished on the condition that the receiving Party maintains the confidentiality thereof until Closing.

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Accordingly, prior to Closing, Buyer and Seller shall not disclose, and shall prohibit their respective agents, consultants, employees, representatives and any parties identified in clause (i) below from disclosing, to any other person or entity without the prior written consent of the disclosing Party: (a) the material terms of this Agreement; (b) any of the information in respect of the Premises, including, but not limited to, due diligence documents and any information heretofore or hereafter obtained by Buyer or its agents, consultants or representatives in connection with Buyer's due diligence investigations of the Premises; and (c) any other non-public proprietary or confidential information of the disclosing Party. In the event the Closing does not occur or this Agreement is terminated, each Party shall promptly return to the other all documents containing any of such information without retaining any copy thereof or extract therefrom, including (but not limited to) return of the Due Diligence Documents by Buyer to Seller. Notwithstanding anything to the contrary hereinabove set forth, either Party may disclose such information (i) on a need-to-know basis to COMIDA and its counsel, the Title Company, to receiving Party's agents, employees, consultants, managers, investors, accountants, attorneys and contractors, to its potential lenders, and to members of professional firms serving it or its potential lenders and (ii) as any governmental agency may require in order to comply with applicable legal requirements or a court order. Notwithstanding the foregoing, the foregoing confidentiality obligation shall not apply to any such information that (1) is or becomes generally available to the public other than as a result of a breach of this Agreement; (2) is obtained by receiving Party or its agents on a non-confidential basis from a third-party that, to receiving Party's knowledge, was not legally or contractually restricted from disclosing such information; (3) was in receiving Party's or its agent's possession prior to disclosing Party's disclosure hereunder as evidenced by such Party's written records or other tangible evidence; or (4) was or is independently developed by receiving Party or its agents without using any such confidential information. The terms of Section 16 of this Agreement shall survive the termination of this Agreement. ✓

17. Miscellaneous.

a. This is the entire agreement between the Parties and there are no other terms, obligations, covenants, representations, or conditions, agreements, oral or otherwise, of any kind, whatsoever. Any agreement here before or hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and signed by the Party against whom enforcement of the change, modification, or discharge is sought. ✓

b. The captions in this Agreement are inserted for reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

c. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

d. This Agreement shall not be assignable by Buyer without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion, and any such prohibited assignment shall be void. Notwithstanding the foregoing, at the Closing, Buyer shall have the right to assign its rights under this Agreement to an entity which controls, is controlled by, or is under common control with Buyer or by Benjamin Pearson, whether by ownership of equity interests, voting power or control of the day to day management of such entity, to purchase the Premises in accordance with the terms and conditions in this Agreement; provided, however, that Buyer and such entity shall both be liable for the performance of Buyer's obligations hereunder. ✓

e. This Agreement may be executed in counterparts, each of which, when taken together shall constitute but on and the same fully executed instrument. Signatures on counterparts of this Agreement that are delivered via fax, email, or by other electronic means are authorized and shall be acknowledged as if such signatures were an original execution. ✓

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f. All pronouns and nouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Parties may require.

g. No delay or omission by either Party hereto in exercising any right shall impair any such right or be construed to be a waiver of such right.

h. In a suit to enforce this Agreement or any provision contained herein, the Party prevailing in such suit shall be entitled to recover, in addition to the other remedies provided in this Agreement, reasonable attorney fees and court costs incurred in such suit and any appeal thereof.

i. This Agreement shall be governed by the laws of the State of New York. Any litigation involving this Agreement shall be brought in the County of Monroe and State of New York. To the fullest extent permitted by law and as separately bargained-for consideration, both Parties specifically waive any right to trial by jury in any litigation.

j. Partial invalidity of this Agreement shall not render the remainder of this Agreement unenforceable.

k. Time shall be of the essence with respect to the performance by the Parties of their respective obligations hereunder. In the event the day for performance of any obligation of the provision of notice falls on a Saturday, Sunday, or federal holiday, said time shall be extended to the next business day.

l. Each Party agrees that at the request of the other Party it will at any time hereafter make such further assurances and execute or cause to be executed such further instruments as may be reasonably requested by the other Party in order that this Agreement may be fully performed in accordance with its intent and provisions.

m. Each and every provision of this Agreement has been independently, separately, and freely negotiated by the Parties as if this Agreement were drafted by all Parties hereto. The Parties, therefore, waive any statutory or common law presumption which would serve to have this document construed in favor of, or against, either Party.

n. Except for those covenants, agreements, representations, warranties, and indemnities which are expressly stated to survive the Closing, the provisions of this Agreement shall not survive the Closing and shall merge into the Deed upon recordation.

o. This Agreement may not be recorded in whole or in part and any recordation in violation hereof shall be deemed to be a default under this Agreement by the recording Party.

p. Either Party may, at its sole option, waive any of the conditions precedent to such Party's performance specified in this Agreement by giving written notice to the other Party at any time on or before the Closing Date.

q. The following schedules and exhibits attached hereto are hereby expressly made a part of this Agreement:

i. SCHEDULE 1 – List of Personal Property Warranties and Insurance

ii. SCHEDULE 2 – List of Warranties and Insurance

iii. SCHEDULE 3 – Existing Due Diligence/Title Documents

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iv. SCHEDULE 4 – Fixtures to Remain

v. EXHIBIT A – Legal Description

vi. EXHIBIT B – Escrow Agreement

vii. EXHIBIT C – Form of Bill of Sale (if applicable)

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and date first above written.

Nov 20, 2023

SELLER:

HYZON MOTORS, INC.
a Delaware corporation

By: Parker Meeks
Parker Meeks (Nov 20, 2023 08:44 CST)

Name: Parker Meeks

Title: CEO

(BUYER SIGNATURE PAGE FOLLOWS)

11/20/23

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and date first above written.

BUYER:

FULCRUM HOLDINGS LLC
a New York limited liability company

By: [signature]

Name: BENJAMIN D. PEARSON

Title: CEO & FOUNDER

(ESCROW AGENT SIGNATURE PAGE FOLLOWS)

Escrow Agent joins in the execution hereof solely for the purpose of evidencing its agreement to hold, administer, and disburse the Deposit pursuant to the terms of the foregoing Agreement.

ESCROW AGENT:

McConville Considine Cooman & Morin, P.C.

By: ______________________________

Name: ______________________________

Title: ______________________________

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SCHEDULE 1

List of Personal Property

None.

<u>SCHEDULE 2</u>

<u>List of Warranties and Insurance</u>

None.

SCHEDULE 3

Existing Due Diligence/Title Documents

SCHEDULE 4

Fixtures to Remain*

Not to be intentionally damaged or intentionally made unfunctional by Seller:
- building security system
- building access control system (badge system): HID readers on the doors
- building security cameras & associated recording devices (for the outdoor Ring cameras, will be removed from Hyzon managed cloud account)
- network cabling (do not cut or back pull wires, disconnect only, leave functional and usable for new owner)
- network switching / server rack (Panduit rack in IT room): switches and servers can be removed as they belong to Hyzon but network switch rack is bolted to the walls and should be left behind / should not be removed
- dock plates and all associate components to operate the docks
- fire extinguishers
- car lift located in older / original part of the building
- semi truck lift located in the older / original part of the building

* The Parties acknowledge and agree that the fixtures will be conveyed on an "AS IS," "WHERE IS" and "WITH ALL FAULTS" basis, and Buyer expressly acknowledges that Seller has made no warranty or representation, express or implied, or arising by operation of law, with respect to the same including, but not limited to, any warranty of condition, habitability, merchantability or fitness for a particular purpose.

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<u>EXHIBIT A</u>

<u>LEGAL DESCRIPTION</u>

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, with the buildings and improvements thereon erected situate, lying and being in the Town of Mendon, Ball Tract, Village of Honeoye Falls, County of Monroe, State of New York, being more particularly described as follows:

Beginning at a concrete monument set in the westerly line of Quaker Meeting House Road, which monument marks the southeasterly corner of the premises herein described, and the northeasterly corner of the premises conveyed by Margaret Hoszoski to Lion Fastener Co., Inc. by deed recorded on November 14, 1963 in Liber 3521 of Deeds, page 146; thence north 79° 58' west running along the northerly line of premises conveyed to said Lion Fastener Co., Inc. a distance of 905.92 feet to an iron pipe set in the southwesterly corner of the premises herein described and the southeast corner of lands now or formerly belonging to Bert Batzel; thence north 10° 48' east along the easterly line of said Batzel's land a distance of 600 feet to an iron pipe set; thence south 79° 58' east along the south line of said Batzel's land, passing through an iron pipe set in the westerly line of Quaker Meeting House Road a distance of 938. 92 feet to "P.K." nail set in the center of said road; thence south 10° 48' west along the center line of said road a distance of 600 feet to a "P.K." nail set in the center of said road; thence north 79° 58' west, 33 feet to a concrete monument, set in the westerly line of said road to the point of beginning.

EXHIBIT B

ESCROW AGREEMENT

(a) Appointment. Seller and Buyer hereby appoint McConville Considine Cooman & Morin, P.C. to serve as Escrow Agent pursuant to the terms of this Agreement. The Parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience and that as such shall not be deemed to be the agent of either of the Parties.

(b) Deposit. Buyer shall pay the Deposit at the time of execution and delivery hereof by check or checks drawn to the order of and delivered to Escrow Agent. Escrow Agent shall hold the proceeds thereof in an interest bearing account at ________________________. The proceeds shall be described as the "Deposit". Escrow Agent shall pay the Deposit to Seller or Buyer as provided in this Agreement.

(c) Duties; Disputes. The duties of Escrow Agent shall be determined solely by the express provisions of this Agreement. If there is any dispute or doubt as to which Party is entitled to the Deposit, Escrow Agent may hold the Deposit until receipt of a written authorization signed by the Parties or a final judgment of a court of competent jurisdiction directing the disposition of the Deposit. In the absence of such authorization, the Parties authorize Escrow Agent, if this Agreement or the Deposit becomes involved in litigation, to deliver the Deposit to the clerk of the court in which the litigation is pending or, if it is threatened with litigation, to interplead all interested parties in the court of general jurisdiction in the county in which the Premises is located and to deliver the Deposit to the clerk of that court. Upon such delivery, Escrow Agent shall be fully relieved and discharged of any further responsibilities under this Agreement.

(d) Indemnity. Seller and Buyer, jointly and severally, indemnify and hold Escrow Agent harmless from and against all costs, claim, losses, liabilities, and expenses, including reasonable attorneys' fees, incurred in connection with or arising from the performance of the duties of Escrow Agent under this Agreement, except for actions or omissions taken or suffered by Escrow Agent in bad faith, or willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

(e) Exculpatory Provisions. Escrow Agent shall not be liable for any mistake of fact or of law or for any error of judgment or for any acts or omissions of any kind, unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so by the Party on whose behalf such writing, notice, or instruction is given.

(f) Representation of Buyer. The parties agree and consent that notwithstanding it acting as Escrow Agent, McConville Considine Cooman & Morin, P.C. shall be permitted to continue to represent the Buyer in this transaction.

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EXHIBIT C

FORM OF BILL OF SALE (if applicable)

KNOW ALL MEN BY THESE PRESENTS, that **HYZON MOTORS INC.**, a Delaware corporation with an address of 475 Quaker Meeting House Road, Honeoye Falls, New York 14472 ("Seller"), for and in consideration of ____________ AND 00/100 U.S. DOLLARS ($____________) and other valuable consideration, to it in hand paid by ________________, a _______ with an address at ______________________________________ ("Buyer"), the receipt and sufficiency of which are hereby acknowledged, does grant, bargain, sell, assign, and transfer unto Buyer, its successors and assigns, all Personal Property, as defined in the Agreement and set forth on Schedule "A" attached hereto subject to the provisions of the Agreement.

To have and to hold all and singular the above goods and chattels to the said Buyer, its executors, administrators and assigns to its own use and behoove forever, without representation.

IN WITNESS WHEREOF, Seller has set its hand this _____ day of _____________, 202__.

SELLER:

HYZON MOTORS INC.
a Delaware corporation

By: ______________________________

Name: ______________________________

Title: ______________________________

Schedule "A" – Personal Property List

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